EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Energy Focus, Inc.
Solon, Ohio

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-237614), and Form S-3 (Nos. 333-265685, 333-261905 and 333-261906) and Form S-8 (Nos. 333-249272, 333-219805, 333-206088, 333-197422, 333-193024, 333-184028 and 333-169274) of Energy Focus, Inc. (the "Company") of our report dated March 23, 2023, relating to the consolidated financial statements and financial statement schedule, which appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 to which this consent is filed as an exhibit. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ GBQ Partners, LLC

Columbus, Ohio
March 23, 2023